Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 12, 2018, by and among CityBase, Inc., a Delaware corporation (the “Company”), GTY Technology Holdings Inc., a Cayman Islands exempted company (“GTY”), GTY Technology Holdings Inc., a Massachusetts corporation (“Holdings”), GTY CB Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the CB Holders’ Representative, is effective as of October 31, 2018. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

R E C I T A L S

WHEREAS, the Company, GTY, Holdings, Merger Sub and Shareholder Representative Services LLC are Parties to the Merger Agreement; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.                  Amendment of Section 6.1(d) of the Merger Agreement. Section 6.1(d) of the Merger Agreement is hereby amended and restated in its entirety to read:

“the GTY Stock Redemption shall have been completed in accordance with the terms hereof, all rules and regulations of the SEC and the Proxy Statement and GTY shall have delivered to the Company evidence that, immediately prior the Closing (and following the GTY Stock Redemption and payment of any expenses related to the transactions contemplated under this Agreement), that GTY will have no less than the Necessary Cash Amount in the Trust Account and/or committed from Alternative Financing Sources; and”

2.                  Amendment of Section 6.3(a) of the Merger Agreement. Section 6.3(a) of the Merger Agreement is hereby amended and restated in its entirety to read:

“all of the representations and warranties of GTY, Holdings and Merger Sub contained in Article 3 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date, and except to extent arising directly and solely from the entry into or consummation of an agreement with an Alternative Financing Source)”

3.                  Amendment of Section 8.1(e) of the Merger Agreement. Section 8.1(e) of the Merger Agreement is hereby amended and restated in its entirety to read:

“from and after January 18, 2019, by either GTY or the Company if following the GTY Stock Redemptions the aggregate amount of cash or cash equivalents in the Trust Account and/or committed from Alternative Financing Sources, is or would be at Closing less than the Necessary Cash Amount;”

4.                  Amendment of Section 8.1(g) of the Merger Agreement. Section 8.1(g) of the Merger Agreement is hereby amended and restated in its entirety to read:

“by the Company, (i) if GTY, Holdings or Merger Sub breaches any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of GTY, Holdings or Merger Sub becomes become untrue (except to extent such breach or failure to be true arises directly and solely from the entry into or consummation of an agreement with an Alternative Financing Source), in either case, such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach (or as of the time such representation or warranty became untrue), and such breach is not cured (or is incapable of being cured) within thirty (30) days after written notice thereof is provided by the Company to the breaching Party; provided, that no such cure period will be available or applicable to any breach which by its nature cannot be cured); provided that no Company Party is in material breach of its obligations under this Agreement; or (ii) if there has been a Material Adverse Effect with respect to any GTY Party;”

5.                  Amendment of Article 9 of the Merger Agreement. Article 9 is hereby amended by adding the following definition in alphabetical order to such Article 9:

“Alternative Financing Sources” means any source of immediately available funds which will be made available to GTY at the Closing, including through the issuance of debt or equity securities by GTY pursuant to definitive agreements (collectively, the “Financing Definitive Agreements”) entered into on or before January 18, 2019 and not at any time after such date terminated in accordance with their respective terms and conditions, excluding any such source(s) if GTY’s obtaining such funds or otherwise performing its obligations pursuant to the Financing Definitive Agreements relating to such source(s), singly or in the aggregate, has or would be reasonably expected to have a material adverse effect on the trading price of shares of common stock of GTY or on the creditworthiness of GTY and its Subsidiaries taken as a whole.”

6.                  Amendment of Article 4 of the Merger Agreement. Article 4 is hereby amended by appending a new Section 4.17 and a new Section 4.18 to the end of Article 4 as follows:

“4.17 Financing Updates. The GTY Parties agree that, from November 5, 2018 through January 18, 2019, GTY will provide, no less frequently than once every two weeks, oral briefings by appropriate knowledgeable senior members of GTY management on the status of GTY’s efforts to secure Alternative Financing Sources (the “Financing Updates”).”

“4.18       Roll-Up Amendments. GTY agrees that in the event that subsequent to the date hereof, GTY enters into or amends any agreement between GTY and any of the other target companies involved in the Roll-Up Transactions with respect to Alternative Financing Sources (each, a “Roll-Up Amendment,” and collectively, the “Roll-Up Amendments”), GTY shall provide the Company with a true and correct copy of such Roll-Up Amendment, and, at the election of the Company, the Company and GTY shall amend the terms of this Amendment or enter into a subsequent agreement to provide the Company with the benefit of any terms of the Roll-Up Amendment that the Company elects.”

7.                  Roll-Up Amendments. Attached hereto in Exhibit A is a true and complete copy of each Roll-Up Amendment entered into as of the date hereof between GTY and each of the other target companies involved in the Roll-Up Transactions.

8.                  Miscellaneous.

(a)               From and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Merger Agreement as amended hereby.

(b)               Except as specifically set forth above, the Merger Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Merger Agreement or any Ancillary Agreement, nor constitute an amendment or waiver of any provision of the Merger Agreement or any Ancillary Agreement, except as specifically set forth herein. No delay on the part of any Party in exercising any of their respective rights, remedies, powers and privileges under the Merger Agreement or any Ancillary Agreement or partial or single exercise thereof, shall constitute a waiver thereof.

(c)               This Amendment may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page.

(d)               Sections 10.5 through 10.15 of the Merger Agreement apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Amendment on the date first written above.

CITYBASE, INC.

By:	/s/ Michael Duffy
Name:	Michael Duffy
Title:	Chief Executive Officer

GTY TECHNOLOGY HOLDINGS INC. (CAYMAN ISLANDS)

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	President and CFO

GTY TECHNOLOGY HOLDINGS INC. (MASSACHUSETTS)

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	President and CFO

GTY CB MERGER SUB, INC.

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	President and CFO

SHAREHOLDER REPRESENTATIVE
SERVICES LLC, solely in its capacity as CB Holders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

[Signature Page to Amendment No.1 to Agreement and Plan of Merger]

Exhibit A

Roll-Up Amendments